                                                                Exhibit 99



FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203/853-4321

             TRANS-LUX REPORTS FOURTH QUARTER AND ANNUAL RESULTS
             -- Earnings Down Due to Difficult Economic Times --


NORWALK, CT, March 27, 2003 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the fourth quarter and year ended December 31, 2002. Trans-Lux President and Co-Chief Executive Officer Michael
R. Mulcahy made the announcement.

For the year ended December 31, 2002, revenues were a record $74.9 million, up 6.7% from the $70.2 million reported in 2001. Net income for 2002 dropped to $428,000 ($0.34 per share) from $509,000 ($0.40 per share) in 2001. Cash flow, as defined by EBITDA, also less than the previous year, continued strong at $15.3 million, compared to $16.5 million in 2001. Although revenue derived from equipment rentals and maintenance contracts declined during the year, it continues to constitute more than a third of the Company's total revenue from electronic displays and represents recurring cash flow.

Fourth quarter revenues were slightly lower at $16.7 million in 2002, compared with $17.0 million in the prior year. Earnings increased 23% to $137,000 ($0.11 per share) from $111,000 ($0.08 per share) for the fourth quarter last year. Cash flow, as defined by EBITDA, was down for the quarter to $3.8 million from $4.2 million during the fourth quarter of 2001.

In February 2003, Trans-Lux successfully completed its senior debt refinancing with People's Bank and The Bank of New York, which included two term loans totaling $17 million and a revolving line of credit of up to $5 million. The entire revolving line is available at this time. "This refinancing will allow the Company significantly more flexibility in moving forward with its consolidation plans resulting from previous acquisitions," said Mr. Mulcahy.

Mr. Mulcahy commented on various special items that affected earnings. Reduced interest rates, sales of certain real estate properties, as well as an increase in the value of the Australian dollar continued to benefit the Company throughout 2002. While pension fund costs, medical and general insurance expenses increased significantly for Trans-Lux and many other U.S. companies during the year, Trans-Lux was able to efficiently manage its overhead costs. Economic conditions also required the Company to reduce net earnings as a result of increasing its reserves for uncollectable accounts.

"In keeping with the national box office trend, the Company's Entertainment/Real Estate division had a successful season in 2002, with revenues up 6% quarter to quarter, resulting in a continued strong year for the cinemas," said Trans-Lux Executive Vice President and Co-Chief Executive Officer Thomas Brandt. High-grossing films included Harry Potter and the Sorcerer's Stone, The Lord of the Rings: The Two Towers and Die Another Day, as well as specialized films such as Frida. Additionally, Trans-Lux's film buying and booking office, launched in 2000, continues to grow and now buys and books films for clients across the U.S., as well as consults for domestic and international clients in countries such as Russia and the Netherlands Antilles.

The gain on sale of the Company's Norcross, Georgia Repair Center facility also contributed to the division's quarterly bottom line. As part of the company's ongoing consolidation efforts, Trans-Lux relocated the Repair Center to its Norwalk, Connecticut Headquarters to integrate the Company's various repair functions into one centralized location.

The Outdoor division had a banner year in 2002, with revenues up 22% over 2001. The Company won more large, custom sports jobs than in previous years; however, the custom nature of these jobs, combined with competitive factors, contributed to lower profit margins. The Company developed a full line of electronic LED marquee displays during the year, which helped begin to overcome the seasonality of the catalog sports business. Notable sports sales during the fourth quarter included baseball scoreboards for the Texas Rangers' and Kansas City Royals' practice fields in Surprise, Arizona, as well as baseball scoreboards with RainbowWall(R) video displays for the Jacksonville Suns (Florida) and the Tennessee Diamond Jaxx minor league baseball teams. The Company also won a contract for a large, full color RGB outdoor RainbowWall video display for the new Theater Square project under construction for the Pittsburgh Cultural Trust.

The downward trend in the financial services and energy markets continued to adversely affect Indoor division revenues. While Trans-Lux received some display orders from a range of financial services firms, consolidation and office closings within these markets resulted in disconnects of some existing rental installations and a reduction in new orders compared to previous years. Among the new business in the financial sector for the fourth quarter was an order from the Chicago Mercantile Exchange for a major upgrade its existing trading display system and an order from a leading financial services firm for tricolor graphical tickers for its equities trading floor. Additionally, Trans-Lux won an order for a 50 foot graphical ticker, featuring a 90-degree bend and curved surface, to display a mix of stock quotes and logos in a high traffic financial retail location.

The government and private sector brought more encouraging results to the Indoor division. New orders during the quarter included informational displays for the Greater Toronto Airport Authority and theatre ticket availability displays for TKTS in Times Square, New York. Trans-Lux continues to receive orders for LED Jet(R) ticker and DataWall(R) displays for business school classroom applications as well.

The Australian gaming market continues to expand, and Trans-Lux Pty. Ltd. has secured significant market share. The Company's serial slot controllers and associated LED jackpot meter displays have gained wide acceptance throughout New South Wales. In North America, Trans-Lux obtained orders for electronic information displays from three racetracks, as well as from TeleTrack locations in Connecticut.

The Company's Board of Directors authorized payment of a regular quarterly cash dividend, payable on April 23, 2003 to all stockholders of record as of the close of business April 10, 2003. Holders of Common Stock will receive 3.5 cents per share and holders of Class B Stock received 3.15 cents per share.

Trans-Lux is a full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States, as well as a national film booking service.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.


                             TRANS-LUX CORPORATION

                             RESULTS OF OPERATIONS
                                   (Unaudited)

                                               THREE MONTHS ENDED            YEAR ENDED
                                                   DECEMBER 31               DECEMBER 31
                                               ------------------       -------------------
(In thousands, except per share data)             2002       2001          2002        2001
                                               ------------------       -------------------
Revenues                                       $16,727    $16,963       $74,891     $70,171

Net income                                         137        111           428         509

Earnings per share - basic and diluted (1)     $  0.11    $  0.08       $  0.34     $  0.40

EBITDA (2)                                     $ 3,782    $ 4,247       $15,288     $16,504

Average common shares
  outstanding - basic and diluted (1)            1,261      1,261         1,261       1,261



(1) The diluted earnings (loss) per share calculation does not include the assumed conversion of the Company's 7-1/2% convertible subordinated notes, as the effect is antidilutive.

(2) EBITDA is defined as income before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.